Exhibit 99.1

PRESS RELEASE

Contact: Roger N. Tuttle

Ezenia! Inc.

Investor Relations

investorrelations@ezenia.com

EZENIA! INC. Announces 2007 Second Quarter Financial Results

Nashua, N.H., August 13, 2007 – Ezenia! Inc. (OTCBB:EZEN.OB), a leading market provider of real-time collaboration solutions for corporate and government networks and eBusiness,  today reported financial results for its second quarter and six-month period ended June 30, 2007.

The Company generated revenues of approximately $2.5 million for the second quarter of 2007, a 30.5% decrease from approximately $3.6 million for the second quarter of 2006. For the six months ended June 30, 2007, revenue was approximately $5.1 million, a decrease of 28.7% when compared to revenue of $7.2 million for the six months ended June 30, 2006.  Revenue from the InfoWorkSpace product line declined 27.7% and 28% for the quarter and six-month period ended June 30, 2007, respectively, as compared to the quarter and six-month period ended June 30, 2006.  Approximately 69% of the IWS revenue decline of $1.7 million for the six months ended June 30, 2007 as compared to the same period in the prior year resulted from the non renewals of licenses and partial and delayed IWS license renewal related to various agencies within the Intelligence Community (IC) and branches of the Armed Forces.  The remaining 31% relate primarily to delays and cutbacks in exercise activities normally requiring support from the Company.  The Company believes that these results reflect the impact of budgetary constraints within the Department of Defense (DOD), which began in 2006 and continue into 2007.

For the quarter ended June 30, 2007, the Company’s operating results were a loss of $446 thousand compared to income of approximately $1.0 million for the second quarter of 2006.  For the six-month period ended June 30, 2007, the loss from operations was approximately $579 thousand as compared to income of approximately $2.0 million for the same period in 2006.  Operating costs were in line with the Company’s expectations for the quarter ended June 30, 2007.  Operating costs increased 23.5% to $1.8 million for the quarter ended June 30, 2007 as compared to $1.5 million for the same period in 2006.  For the six months ended June 30, 2007, operating costs increased 18.4 % to $3.4 million as compared to $2.9 million for the same period in 2006.  These expense increases were primarily in the areas of Research and Development, and Sales and Marketing for additional headcount and related compensation costs, along with increases in consulting and recruiting costs.  The Company plans to continue increasing investments in Engineering, Sales and Marketing to increase its product function and features and to expand its business into adjacent markets.

Net loss for the second quarter of 2007, was approximately $266 thousand or ($0.02) basic loss per share, as compared to net income of approximately $987, or $0.07 basic earnings per share, for the second quarter of 2006.  For the six-month period ended June 30, 2007, net loss was approximately $250 thousand or ($0.02) basic loss per share, as compared to approximately $2.4 million, or $0.16 basic earnings per share, for the same period in 2006.  For the quarter, the Company expects that its cash balance of approximately $11.9 million will allow the Company to meet its goals and objectives for fiscal year 2007.

“The budgetary situation within DOD and substantial shifts in the competitive environment created by recent Defense Information System Agency (DISA) Network Centric Enterprise Services (NCES) decisions continue to affect our results in Q2,” noted Khoa Nguyen, Chairman and Chief Executive Officer of Ezenia!, “As these difficult business conditions continue through the remainder of 2007 and the Company moves forward with its investments in the development of advanced products and further hiring in the sales and marketing organizations, earnings for the year 2007 will be under pressure.  However, we believe that the long-term outlook in the collaboration market and our own opportunity remains strong and promising.  The Company has begun to see increased activity in the existing DOD and IC customer base, in addition to new opportunities with non-DOD agencies addressing the threat of terrorism and natural disasters, and potential commercial opportunities.  While these increased activities do not guarantee success, we believe that our investments in more robust marketing and sales organizations, coupled with enhancements and upgrades to current product and development of powerful new products, will enable the Company to address its current markets more effectively, as well as expand into a variety of new markets.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and eGovernment. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the Company’s Web site, http://www.ezenia.com.

Note to Investors Regarding Forward-Looking Statements

Statements included in this release that are not historical facts may be considered forward-looking statements. You can identify these forward-looking statements by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” and similar words.  Such forward-looking statements, including statements regarding the Company’s long-term outlook and strategy, improvements in its infrastructure, its ability to meet its goals and objectives, and its growth opportunities, involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Company’s 2006 Annual Report on Form 10-K for the year ended December 31, 2006, such as the evolution of Ezenia!’s market, its dependence on major customers, dependence on the United States government as its largest customer, rapid technological change and competition within the collaborative software market, its reliance on third-party technology, protection of its propriety technology, acceptance of IWS in the commercial market, retention of key employees, stock price volatility, customer acceptance of Version 3.0 of InfoWorkSpace, its history of liquidity concerns and operating losses, and other considerations that are discussed further in such report. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made.  The Company disclaims any obligation to update forward-looking statements after the date of such statements.

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Note: Ezenia! is a registered trademark of Ezenia! Inc. and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

EZENIA! INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share related data)

(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$11,923	$12,059
Accounts receivable, less allowances of $413 at June 30, 2007 and $412 at December 31, 2006	1,100	3,580
Prepaid software licenses	2,400	3,346
Prepaid expenses and other current assets	377	356
Total current assets	15,800	19,341

Capitalized software, net	52	87
Equipment and improvements, net	279	304
Deferred tax assets	717	717
Total assets	$16,848	$20,449

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	361	1,917
Accrued expenses	158	535
Employee compensation and benefits	287	229
Deferred revenue	3,974	5,675
Total current liabilities	4,780	8,356

Deferred Revenue	150	192

Stockholders’ equity
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 15,360,629 issued and 14,700,192 outstanding at June 30, 2007; 15,311,174 issued and 14,650,737 outstanding at December 31, 2006	154	153
Capital in excess of par value	64,634	64,368
Accumulated deficit	(50,009)	(49,759)
Treasury stock at cost, 660,437 shares at June 30, 2007 and December 31, 2006	(2,861)	(2,861)
	11,918	11,901
Total liabilities and stockholders’ equity	$16,848	$20,449

EZENIA! INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share related data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Product revenue	$2,158	$2,985	$4,414	$6,133
Product development revenue	320	556	731	1,028
Service revenue	1	28	2	57
	2,479	3,569	5,147	7,218

Cost of revenues
Cost of product revenue	880	966	1,761	1,980
Cost of product development revenue	243	186	551	358
Cost of service revenue	1	5	2	10
	1,124	1,157	2,314	2,348

Gross profit	1,355	2,412	2,833	4,870

Operating expenses
Research and development	565	437	1,093	762
Sales and marketing	452	295	856	657
General and administrative	636	600	1,167	1,219
Occupancy and other facilities related expenses	113	102	228	200
Depreciation	35	24	68	44
Total operating expenses	1,801	1,458	3,412	2,882

Income / (loss) from operations	(446)	954	(579)	1,988

Interest income, net	154	107	307	182
Other income	17	—	22	—
	171	107	329	182

Income/(loss) before income taxes	(275)	1,061	(250)	2,170
Income tax (expense) benefit	9	(74)	—	223
Net income / (loss)	$(266)	$987	$(250)	$2,393

Basic and diluted net earnings (loss) per share:
Basic and diluted	$(0.02)	$0.07	$(0.02)	$0.16
Weighted average common shares:
Basic	14,686,234	14,638,705	14,669,950	14,627,858
Diluted	14,686,234	14,954,359	14,669,950	14,944,313